Exhibit 5.1

[LETTERHEAD OF K&L GATES LLP]

July 30, 2009

Fuqi International, Inc.

5/F., Block 1, Shi Hua Industrial Zone

Cui Zhu Road North

Shenzhen, 518019

People’s Republic of China

Attention: Yu Kwai Chong

Re:	Registration Statement on Form S-3
Registration for $20,000,000 Aggregate Offering Price of Common Stock

Ladies and Gentlemen:

We have acted as counsel for Fuqi International, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of an aggregate of $20,000,000 of shares (the “Additional Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) on the Company’s registration statement on Form S-3 to be filed under Rule 462(b) (the “462(b) Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The 462(b) Registration Statement incorporates by reference the Company’s registration statement on Form S-3 (File No. 333-160210) originally filed with the Commission on June 24, 2009 and amended by Pre-Effective Amendment No. 1 thereto filed with the Commission on July 10, 2009 and Pre-Effective Amendment No. 2 thereto filed with the Commission on July 21, 2009 (such earlier-filed registration statement, as so amended, is referred to hereinafter as the (the “Earlier Registration Statement”) and the related prospectus included therein at the time the Earlier Registration Statement was declared effective by the Commission (the “Prospectus”). According to an effective order posted on the Commission’s website the Earlier Registration Statement was declared effective by the Commission on July 22, 2009. The Prospectus provides that it will be supplemented thereafter by one or more prospectus supplements. The Additional Shares are of a class of securities that was included in the Earlier Registration Statement, are being registered under the 462(b) Registration Statement for the same offering as the shares of Common Stock registered in the Earlier Registration Statement and are to be sold by the Company as described in the Earlier Registration Statement, the Prospectus, and a prospectus supplement to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”).

Fuqi International, Inc.

July 30, 2009

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the 462(b) Registration Statement. For purposes of rendering the opinion set forth below, we have examined (i) the Earlier Registration Statement, including the exhibits filed therewith, (ii) the 462(b) Registration Statement, (iii) the Prospectus, (iv) the Prospectus Supplement, (v) the Company’s Certificate of Incorporation, as amended or supplemented (the “Certificate of Incorporation”), (vi) the Company’s Bylaws, as amended, and (vii) the corporate resolutions and other actions of the Company that authorize and provide for the issuance of the Additional Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently established any of the facts so relied on.

For the purposes of this opinion letter, we have made assumptions that are customary in opinions of this kind, including the assumptions of the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law (the “DGCL”). We are not licensed to practice law in the State of Delaware and, accordingly, our opinion as to the DGCL is based solely on a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

Based upon and subject to the foregoing, it is our opinion the Additional Shares have been duly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Earlier Registration Statement and the Prospectus and as set forth in the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Earlier Registration Statement, 462(b) Registration Statement, the Prospectus or

Fuqi International, Inc.

July 30, 2009

any Prospectus Supplement within the meaning of the term “expert”, as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L GATES LLP

K&L GATES LLP